Exhibit (h)(11)

FRANKLIN TEMPLETON
RULE 12d1-4
FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of April 1 2022, is made among the Acquiring Funds, severally and not jointly (each, an “Acquiring Fund”), and the Acquired Funds, severally and not jointly (each, an “Acquired Fund” and together with the Acquiring Funds, the “Funds”), in each case as listed on Schedule A, as amended from time to time.

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter (“Distributor”) or registered brokers or dealers (“Brokers”) may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits (i) registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1)(A) and Section 12(d)(1)(C) of the 1940 Act, and (ii) registered investment companies, such as the Acquired Funds, as well as the Distributor and Brokers, knowingly to sell shares of the Acquired Funds to the Acquiring Funds in excess of the limits of Section 12(d)(1)(B) of the 1940 Act, subject to compliance with the conditions of the Rule;

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) and Section 12(d)(1)(C), as applicable, in reliance on the Rule;

WHEREAS, an Acquired Fund, Distributor, or Broker, from time to time, may knowingly sell shares of one or more Acquired Funds to an Acquiring Fund in excess of the limitations of Section 12(d)(1)(B) in reliance on the Rule; and

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule and the Acquired Funds, Distributor, or Broker may sell shares of the Acquired Funds to the Acquiring Funds in reliance on the Rule.

1.       Terms of Investment

(a) In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with

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making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i) In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund in its sole discretion may honor any redemption request partially or wholly in-kind. In the event that the Acquired Fund honors a redemption request partially or wholly in-kind, the Acquired Fund shall have sole discretion to determine the selection of its portfolio securities to distribute in-kind.

(ii) Timing/advance notice of redemptions. Each Acquiring Fund shall use reasonable efforts to provide the Acquired Fund at least five business days’ notice of any redemption request(s) by the Acquiring Funds in the aggregate of greater than 1% of the Acquired Fund’s total net assets as of the preceding business day whenever practicable and consistent with the Acquiring Fund’s best interests. All redemption requests by any Acquiring Fund over any period of five business days shall be aggregated for purposes of determining whether the requests meet the 1% threshold set forth in the prior sentence. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(iii) Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(b) In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund and such other information relating to the Acquired Fund as may be reasonably requested by the Acquiring Fund to facilitate compliance with the Rule. In accordance with the foregoing and in recognition of each Acquired Fund’s obligations regarding disclosure of material nonpublic information under applicable laws, rules and regulations, including without limitation Regulation FD, each Acquiring Fund and Acquired Fund agree that the information on fees and expenses of each Acquired Fund shall be provided through delivery or access to publicly available documents.

(c) An Acquiring Fund shall provide an Acquired Fund with information regarding the amount of the Acquiring Fund’s investments in the Acquired Fund, and information regarding affiliates of the Acquiring Fund, upon the Acquired Fund’s reasonable request.

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2.       Representations of the Acquired Funds.

(a) In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or Section 12(d)(1)(C) or knowing sale of shares by an Acquired Fund, Distributor, or Broker to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to the Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or fails to comply with this Agreement.

(b) Each Acquired Fund represents that it does not own as of the date of this Agreement, and it will not purchase or otherwise acquire during the term of this Agreement, the securities of an investment company or private fund as defined in the Rule (a “Private Fund”) where immediately after such purchase or acquisition, the securities of investment companies and Private Funds owned by the Acquired Fund have an aggregate value in excess of 10% of the value of the total assets of the Acquired Fund except as otherwise permitted by the Rule and guidance issued thereunder by the SEC or its Staff.

3.       Representations of the Acquiring Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or Section 12(d)(1)(C) or knowing sale of Shares by an Acquired Fund, Distributor, or Broker to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to the Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or fails to comply with this Agreement.

4.       Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	If to the Acquired Fund:
Kevin Wuerfel Vice President Investment Compliance Franklin Templeton One Franklin Parkway Building 920, 2nd Floor San Mateo, CA 94403 E-mail: Rulel2d1- 4InvestmentAgreements@franklintempleton.com	Susanne Russotto c/o AllianceBernstein L.P. 501 Commerce Street 18th Floor Nashville, TN 37203 Susanne.russotto@alliancebernstein.com
With a copy to: Emilie D. Wrapp, Esq. c/o AllianceBernstein L.P. 1345 Avenue of the Americas New York, NY 10105 emilie.wrapp@alliancebemstein.com

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5.       Term and Termination; Assignment; Amendment

(a) This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 5(b).

(b) This Agreement shall continue until terminated in writing by either party upon 60 days’ written notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) or Section 12(d)(1)(C) limits in reliance on the Rule. Each Acquiring Fund’s obligation in Section 1(a)(ii) of this Agreement shall survive termination of this Agreement until the Acquiring Funds’ aggregate investment in an Acquired Fund is less than 1% of the Acquired Fund’s total outstanding shares.

(c) This Agreement may not be assigned by either party without the prior written consent of the other. In the event either party assigns this Agreement to a third party as provided in this Section, such permitted third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party.

(d) This Agreement may be amended, including for the purpose of adding Acquiring Funds and Acquired Funds to Schedule A, only by a writing that is signed by each affected party.

6.       Additional Provisions

(a) This Agreement will be governed by the laws of the State of Delaware without regard to its choice of law principles.

(b) In no event and under no circumstances will any party to this Agreement be liable to any person, including without limitation any other party to this Agreement, for any special, indirect or consequential loss or damages resulting from any act or failure to act in accordance with the provision of this Agreement, even if such party had been advised of the possibility of such loss or damages.

(c) In any action arising under this Agreement, each Acquiring Fund and each Acquired agrees to look solely to the particular Acquired Funds or Acquiring Funds, as applicable, involved in the matter in controversy and not to any other Fund.

(d) The parties are hereby put on notice that no director/trustee, officer, employee, agent, employee or shareholder of the Funds shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of the applicable Funds.

[Signature page to follow.]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Acquiring Funds

By:	Legg Mason Partners Variable Equity Trust, On behalf of each of the Acquiring Funds

	By:	/s/ Jane Trust
	Name:	Jane Trust
	Title:	President

Acquired Funds

By:	AB Variable Products Series Fund, Inc., On behalf of each of the Acquired Funds

	By:	/s/ Eric C. Freed
	Name:	Eric C. Freed
	Title:	Assistant Secretary

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SCHEDULE A

Acquiring Funds

Legg Mason Partners Variable Equity Trust

Franklin Templeton Aggressive Model Portfolio

Franklin Templeton Conservative Model Portfolio

Franklin Templeton Moderate Model Portfolio

Franklin Templeton Moderately Aggressive Model Portfolio

Franklin Templeton Moderately Conservative Model Portfolio

Acquired Funds

AB Variable Products Series Fund, Inc.

AB Growth and Income Portfolio